Exhibit 99.1

ARIAD Reports Third Quarter 2008 Financial Results and Development Progress

Strong Operational Execution On All Corporate Objectives; Reduced Net Loss and Cash Used in Operations Estimated for 2008

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 6, 2008--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter and nine months ended September 30, 2008 and provided an update on corporate developments.

Revised Financial Guidance

The Company updated its financial guidance for the year ending December 31, 2008, estimating a net loss of $73 million to $75 million, a decrease as compared to its previous guidance of $81 million to $84 million, and cash used in operations of $39 million to $40 million, also a decrease as compared to its previous guidance of $41 million to $44 million. Cash used in operations in the fourth quarter of 2008 is expected to include $15 million in milestone payments from Merck related to the previously announced initiation of clinical trials of deforolimus in patients with advanced endometrial cancer and advanced prostate cancer.

“The third quarter was extremely productive for ARIAD as we continue to achieve all of the corporate objectives we set at the beginning of 2008,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Further, at the same time that we are delivering on our goals for the year, we also are demonstrating strong financial management by favorably revising our guidance for 2008 to reflect a decrease of about $8 million in our net loss for the year and a decrease of about $3 million in estimated cash used in operations for the year.”

Financial Highlights

For the quarter ended September 30, 2008, the Company reported a net loss of $20.0 million, or $0.29 per share, compared to a net loss of $10.9 million, or $0.16 per share, for the same period in 2007. For the nine-month period ended September 30, 2008, the Company reported a net loss of $54.3 million, or $0.78 per share, compared to a net loss of $42.8 million, or $0.63 per share for the same period in 2007. These results reflect continued advancement of the Company’s development programs and the positive impact of the Company's collaboration with Merck & Co., Inc., for the development and commercialization of deforolimus.

Research and development expenses increased in the three and nine month periods ended September 30, 2008 as compared to the corresponding periods in 2007 due primarily to the initiation and advancement of clinical trials for deforolimus in collaboration with Merck, and for the Company’s second product candidate, AP24534. Regarding deforolimus, the cost of development, including clinical trials and non-clinical studies, are shared equally with Merck.

General and administrative expenses increased in the three and nine month periods ended September 30, 2008 as compared to the corresponding periods in 2007 due primarily to increases in costs related to corporate and commercial development initiatives to support planned commercialization of products and on-going patent litigation.

For the nine-month period ended September 30, 2008, cash used in operations was $36.4 million, compared to cash provided by operations of $33.9 million for the same period in 2007. Cash used in operations of $36.4 million in 2008 includes the favorable impact of a $15 million milestone payment received from Merck in the third quarter. Cash provided by operations of $33.9 million in 2007 includes the up-front payment of $75 million received from Merck in the third quarter of 2007 upon the signing of the deforolimus collaboration agreement. The Company ended the third quarter of 2008 with cash, cash equivalents and marketable securities of $52.7 million, compared to $85.2 million at December 31, 2007.

“We are managing our operations and cash flow tightly as reflected in our revised guidance for the year and expect to end 2008 with a cash position of about $50 million,” said Edward M. Fitzgerald, senior vice president and chief financial officer of ARIAD.

Advancing the Clinical Pipeline

ARIAD is proceeding with the development of its two, innovative product candidates – deforolimus and AP24534. In collaboration with its partner Merck & Co., Inc., ARIAD is fulfilling each of the development initiatives established earlier this year for deforolimus, its investigational mTOR inhibitor, in patients with multiple different cancers. ARIAD also is making progress with its investigational, multi-targeted kinase inhibitor, AP24534, in hematological malignancies. Major ARIAD clinical development accomplishments in the third quarter include:

  Ongoing enrollment in the Phase 3 SUCCEED trial of oral deforolimus in patients with metastatic sarcomas. Sites in Europe, Asia and Latin America, as well as the United States, are treating patients, and full accrual is on track to be completed in the fourth quarter of 2009.
  Initiation of its third Phase 2 clinical trial of oral deforolimus this year. ARIAD and its partner Merck announced last month the start of a Phase 2 study of deforolimus in patients with advanced prostate cancer. ARIAD is expected to earn a $12.5 million milestone payment from Merck upon the enrollment of the first patient in this study. The clinical trial follows the initiation earlier this year of Phase 2 trials of deforolimus in patients with metastatic breast cancer and advanced endometrial cancer. All three Phase 2 clinical trials of deforolimus that were planned for 2008 are now underway.
  Initiation of a separate Phase 2 clinical trial examining deforolimus as a first-line treatment in patients with endometrial cancer. The National Cancer Institute of Canada is sponsoring this trial and it is expected to include patients at numerous cancer centers throughout Canada.
  Initiation of a Phase 1 combination trial of oral deforolimus and bevacizumab (Avastin®) in patients with advanced cancers.
  Continuing enrollment in the Pediatric Cancer Foundation’s SUNSHINE clinical trial of intravenous deforolimus in pediatric patients with advanced solid tumors.
  Ongoing enrollment in ARIAD’s Phase 1 clinical trial of AP24534 in patients with refractory hematological cancers.

ARIAD also reported preclinical data on deforolimus and AP24534 at the EORTC-NCI-AACR (ENA) symposium last month. The data presented at the meeting provide both the scientific rationale for the ongoing Phase 2 clinical trial examining deforolimus and bicalutamide in patients with advanced prostate cancer and demonstrate for the first time the preclinical activity of AP24534 against a variety of tumor growth and angiogenesis targets in solid tumor models.

Upcoming Medical Meeting

ARIAD will present additional preclinical data on AP24534 at the upcoming American Society of Hematology (ASH) scientific meeting in San Francisco, December 6 to 9, 2008.

Upcoming Investor Meetings

ARIAD management will make corporate presentations at the following investor conferences this fall:

  Rodman & Renshaw 10th Annual Healthcare Conference, New York, New York, November 10 to 12, 2008.
  Lazard Capital Markets Annual Life Sciences Conference, New York, New York, November 18 to 19, 2008.
  Piper Jaffray Annual Health Care Conference, New York, New York, December 2 to 3, 2008.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 1-800-706-7749 (domestic) or 617-614-3474 (international) five minutes prior to the start time and providing the passcode 60668551. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements,” including, but not limited to, statements related to enrollment in the SUCCEED trial, expected milestone payments for deforolimus and estimated cash used in operations and net loss for 2008. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential costs and additional consideration that may be payable in any appraisal proceeding instituted in connection with our acquisition of the minority interest of AGTI in September, 2008, future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Avastin® is a registered trademark of Genentech, Inc.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Total license revenue	$1,536	$1,602	$4,481	$1,981

Operating expenses:
Research and development	13,365	8,242	36,067	29,805
General and administrative	8,255	5,006	23,431	16,307
Total operating expenses	21,620	13,248	59,498	46,112

Other income, net	91	796	747	1,325
Net loss	$(19,993)	$(10,850)	$(54,270)	$(42,806)

Net loss per common share	$(.29)	$(.16)	$(.78)	$(.63)

Weighted average number of shares of common stock outstanding	69,429,185	69,160,289	69,369,602	67,870,622
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
In thousands	September 30, 2008	December 31, 2007
	(Unaudited)
Cash, cash equivalents and marketable securities	$52,709	$85,198
Total assets	$83,214	$101,105
Total liabilities	$140,792	$109,005
Stockholders’ deficit	$(57,069)	$(7,900)

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208